Exhibit 10.6
CONSULTING AGREEMENT
          This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of February 2, 2009 (the “Effective Date”) by and among Premier Exhibitions, Inc., a Florida corporation, and its subsidiaries (the “Company”), Foxdale Management, LLC, an Illinois limited liability company (the “Consulting Company”), and Mr. Samuel Weiser (“Consultant”).
          WHEREAS, the Company is engaged in the business of developing and touring museum quality exhibitions (the “Business”); and
          WHEREAS, in connection with the Business, the Company desires to retain the Consulting Company and Consultant to provide consulting services as may be necessary and desirable to enable the Company to conduct the Business as is more fully described below (the “Consulting Services”); and
          WHEREAS, the Company desires to contract with Consulting Company and Consultant, and Consulting Company and Consultant desire to accept such engagement from the Company, for the provision of the Consulting Services upon the terms and conditions hereinafter set forth.
          NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, and intending to be legally bound hereby, the Consulting Company, Consultant and the Company agree as follows:
     Section 1. Consulting Services.
          (a) During the Term (as defined below), Consulting Company shall make Consultant available to undertake and complete the Consulting Services and agrees not to assign or delegate the Consulting Services to any other party.
          (b) Consultant shall be engaged to act as the interim Chief Operating Officer of the Company, authorized, as such, to execute documents and agreements on behalf of the Company. Consultant’s engagement with the Company shall be full-time. During the Term, Consultant shall devote all of his time, attention, skill and ability as required during usual business hours (and outside those hours, when reasonably necessary to his duties hereunder) to the faithful and diligent performance of such duties and the exercise of such powers as may from time to time be assigned to or vested in Consultant by the Board of Directors of the Company.
          (c) It is understood and agreed that (i) the Consulting Services shall be undertaken (A) at the current offices of the Company located at 3340 Peachtree Road, Suite 2250, Atlanta, Georgia 30326 (the “Company Headquarters”) or (B) from such other location or locations as the Company may reasonably determine; and (ii) Consultant shall be provided use of adequate office space and secretarial support at the Company Headquarters throughout the Term.

     Section 2. Compensation.
          (a) As compensation for the Consulting Services under this Agreement, the Company shall pay to Consulting Company a consulting fee of One Thousand Two Hundred Fifty Dollars ($1,250) per day, not to exceed sixteen days (16) days per month, payable at the end of each month during the Term.
          (b) After three (3) months of continuous service, Consultant shall be eligible to receive additional compensation in the form of an incentive award or bonus payable in cash, stock or a combination of cash and stock in an amount to be determined by the Compensation Committee of the Board or Directors of the Company based on performance objectives and criteria established by the interim Chief Executive Officer and the Board of Directors of the Company. Payment of an incentive award is discretionary and not a requirement for Consultant’s performance under this Agreement.
          (c) In the event that Consultant is engaged as an employee pursuant to an employment agreement, Consultant (i) shall be eligible to participate in any bonus or incentive programs which the Company institutes from time to time for the Company’s similarly situated executive officers, subject to and on a basis consistent with the terms, conditions, and overall administration of such bonus or incentive programs by the Company; and (ii) shall be entitled to participate in and to receive benefits under all benefit plans and arrangements offered by the Company from time to time to its similarly situated executive officers, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements by the Company. Notwithstanding the foregoing, nothing in this Agreement is intended, or shall be construed, to require or preclude the Company from instituting or maintaining any bonus or incentive programs or benefit plans or arrangements, nor shall the right of the Company to modify, suspend or discontinue any and all bonus or incentive programs or benefit plans or arrangements be limited.
     Section 3. Certain Expenses.
          (a) Consultant shall be entitled to reimbursement from the Company for all reasonable expenses actually incurred by Consultant in connection with the performance of the Consulting Services; provided that such expenses are reasonably documented and pre-approved by the Company.
     Section 4. Term; Termination.
          (a) The Term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until February 28, 2009. The Term shall automatically be extended by successive one (1) month periods, unless, at least thirty (30) days prior to the end of the applicable renewal Term, the Company shall deliver to Consulting Company and Consultant, or Consulting Company and Consultant shall deliver to the Company, written notice that the Term shall not be so extended.
          (b) Death of Consultant. This Agreement shall terminate automatically upon Consultant’s death. Upon the termination of Consultant’s engagement due to death, the Company shall pay to Consultant’s heirs as soon as practicable after the effective date of such termination, any unpaid compensation earned by Consultant through the effective date of such termination.
          (c) Disability of Consultant. For purposes of this Agreement, Consultant shall be deemed to be under a “Disability” if Consultant shall be unable, by virtue of illness, physical or mental incapacity, or disability (from any cause or causes whatsoever), to perform Consultant’s essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such disability, for a period exceeding thirty (30) consecutive calendar days. In the event Consultant shall remain under a Disability for a period exceeding thirty (30) days (whether business or non-business days and whether consecutive or non-consecutive), the Company shall have the right to terminate Consultant’s engagement hereunder at the end of any calendar month.
          (d) Payments Following Termination. Upon termination of Consultant’s engagement pursuant to any of the foregoing provisions of this Section 4, any right or benefit accrued by Consultant or the Company or to which Consultant or the Company had become entitled pursuant to this Agreement prior to such termination or expiration, and any Consultant or Company obligation with respect to any such right or benefit, shall not be extinguished by reason of such termination or expiration and shall be paid to the Company by Consultant or to Consultant by the Company, as the case may be. Company shall have the right to offset any amounts due Company from Consultant from any amounts to be paid to Consultant pursuant to this Agreement or otherwise.
     Section 5. Indemnification. During the Term, the Company shall indemnify and hold harmless Consulting Company and Consultant from, against and in respect of any and all losses arising out of or relating to Consultant’s performance of the Consulting Services; provided, however, the Company shall have no obligation under this Section 5 to indemnify Consulting Company and/or Consultant for any losses to the extent that such losses resulted from (i) the gross negligence or willful misconduct of Consultant in his performance of the Consulting Services, (ii) any violation of law by Consultant in his performance of the Consulting Services, or (iii) breach of the terms of this Agreement by Consulting Company and/or Consultant.
     Section 6. Relationship.
          (a) Consultant and the Company shall not be construed as joint venturers or partners as a consequence of the relationship contemplated under this Agreement. Neither Consultant nor the Company shall have the power to bind or obligate the other.
          (b) It is expressly intended by the parties hereto that Consultant be, vis-à-vis the Company, an independent contractor and that Consultant will maintain the sole direction and control of the manner and means of performing any requested Consulting Services. The specific means of accomplishing the Consulting Services requested by the Company shall be left to the discretion of Consultant.
     Section 7. Confidential Information.
          (a) Consultant hereby covenants and agrees that, during the Term, he will hold in confidence all Confidential Information (as defined below) of the Company and will not disclose, publish or make use of such Confidential Information, except as is necessary to perform the Consulting Services. Upon the request of the Company and, in any event, upon the termination of Consultant’s engagement hereunder, Consultant will deliver to the Company all memoranda, notes, records, manuals or other documents (including, but not limited to, written instruments, voice or data recordings, or computer tapes, disks or files of any nature), including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of the Consulting Services, the business of the Company, or containing Trade Secrets (as defined below) or Confidential Information regarding either the Company’s business, whether made or compiled by Consultant or furnished to Consultant by virtue of his performance of the Consulting Services hereunder.
          (b) For the purposes of this Section 7:
     (i) “Confidential Information” means any data or information (other than Trade Secrets) that is valuable to the Company or any of its Subsidiaries (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs and processes; stockholder information; pricing, costs or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; and personnel.
     (ii) “Trade Secret” means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
     Section 8. Assignment. The rights and obligations of Consultant under this Agreement are personal to Consultant and may not be assigned or transferred to any other party. The Company may assign its rights and obligations under this Agreement to any of its affiliates or subsidiaries. Otherwise, the Company may assign its rights and obligations under this Agreement only with the express written consent of Consultant; and any such assignment shall be of no force and effect unless and until the assignee thereunder shall assume, in writing, any and all obligations of the Company arising under this Agreement.
     Section 9. General Matters.
          (a) Captions. The captions utilized in this Agreement are for the purposes of identification only and shall not control or affect the meaning or construction of any of the provisions hereof.
          (b) Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and will supersede all previous negotiations, representations, commitments and writings relating to the Consulting Services.
          (c) Modification and Waiver. This Agreement may not be amended, released, discharged, rescinded or abandoned, except by a written agreement duly executed by each of the parties hereto. The failure of any party hereto at any time to enforce any of the provisions of this Agreement will in no way constitute or be construed as a waiver of such provision or of any other provision hereof, nor in any way affect the validity of, or the right thereafter to enforce, each and every provision of this Agreement.
          (d) Governing Law. This Agreement and its validity, construction, administration and all rights hereunder, will be governed by the laws of the State of Illinois without regard to its conflict of laws provisions.
          (e) Arbitration. Any controversy, dispute, disagreement, difference or claim arising out of, under, in connection with or related to this Agreement shall be finally determined by arbitration in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. The arbitration shall take place in Chicago, Illinois before an arbitral panel of three arbitrators unless the parties agree that the matter shall be presented to a single arbitrator. The arbitrators shall be chosen, subject to such time delays or periods as are fixed under the aforesaid applicable rules, as follows. Each party shall select one arbitrator. If either party fails to select an arbitrator, the arbitrator selected by the one party shall act as sole arbitrator. If each party has selected an arbitrator, then the two arbitrators shall select a third. If the two arbitrators do not agree on the selection of a third within fifteen (15) days after having been requested to do so by either party or by the AAA, the third arbitrator shall be selected by the AAA. Judgment upon any award rendered may be entered in any court having jurisdiction. The prevailing party, or substantially prevailing party (if applicable), shall recover its reasonable attorney’s fees together with its arbitrator fees and filing and other costs of the arbitration proceeding.
          (f) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
          (g) Notices. Wherever provision is made in this Agreement for the giving, service or delivery of any notice, statement or other instrument, such notice shall be in writing and shall be deemed to have been duly given, served and delivered, if delivered by hand or mailed by United States registered or certified mail, addressed as follows:

If to the Company:	Premier Exhibitions, Inc.
3340 Peachtree Road, Suite 2250
Atlanta, Georgia 30326
Attn: Christopher J. Davino, Interim Chief Executive Officer
Fax: 404.842.2626

With a copy to:	Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, New York 10017
Attn: Richard S. Heller, Esq.
Fax: 212.344.6101

If to Consulting Company:	Foxdale Management, LLC
565 Willow Road
Winnetka, Illinois 60093
Attn: Samuel Weiser
Fax: 847.501.2671

If to Consultant:	Samuel Weiser
565 Willow Road
Winnetka, Illinois 60093
Fax: 847.501.2671
     Each party hereto may change its mailing address by giving to the other, by hand delivery or United States registered or certified mail, written notice of election to change such address and of such new address.
          (h) Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
[Signature Page Follows.]

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement as of the Effective Date.

COMPANY:

PREMIER EXHIBITIONS, INC.

By:	/s/ Christopher J. Davino
Name: Christopher J. Davino
Title: Interim Chief Executive Officer

CONSULTING COMPANY:

FOXDALE MANAGEMENT, LLC

By:	/s/ Samuel Weiser
Name: Samuel Weiser
Title: Managing Member

CONSULTANT:

/s/ Samuel Weiser

Mr. Samuel Weiser